Exhibit 23.8

CONSENT OF RICHARD I. GILCHRIST

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-11 of Spirit Realty Capital, Inc., and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of Spirit Realty Capital, Inc. upon consummation of the initial public offering of Spirit Realty Capital, Inc.’s common stock, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: August 31, 2012

/s/ Richard I. Gilchrist